PROSPECTUS SUPPLEMENT NO. 2 (TO PROSPECTUS DATED JUNE 17, 2003)	This filing is made pursuant to Rule 424(b)(3) under the Securities Act of 1933 in connection with Registration No. 333-86892

Common Stock

This Prospectus Supplement No. 2 supplements and amends the prospectus dated June 17, 2003 relating to the resale by certain securityholders of 2,144,676 shares of the common stock of Monogram Biosciences, Inc., formerly known as ViroLogic, Inc., and referred to in this prospectus supplement as “we.”

This prospectus supplement should be read in conjunction with the prospectus dated June 17, 2003, as supplemented by Prospectus Supplement No. 1 dated September 12, 2005, which are to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

We are filing this prospectus supplement to reflect the following events:

•	Crestwood Capital Partners, L.P. has transferred to Crestwood Capital Master Fund, Ltd. all of its interests in Monogram Biosciences, Inc.

•	Crestwood Capital International, LTD. has transferred to Crestwood Capital Master Fund, Ltd. all of its interests in Monogram Biosciences, Inc.

The table appearing under the caption “Selling Securityholders” on pages 21-23 of the prospectus is hereby amended by removing the entries for Crestwood Capital Partners, L.P. and Crestwood Capital International, LTD. and corresponding footnotes (9) and (10).

The table appearing under the caption “Selling Securityholders” on pages 21-23 of the prospectus is hereby further amended and supplemented by adding Crestwood Capital Master Fund, Ltd. as a selling securityholder, together with footnote (17), as set forth below:

	Shares Held or Acquirable Prior to Offering (No Limitations)	Shares Beneficially Owned Prior to Offering (With Limitations)		Number of Shares Being Offered	Shares Beneficially Owned After Offering (With Limitations)
Security Holder		Number	Percent		Number	Percent
Crestwood Capital Master Fund, Ltd. (17)	147,453	147,453	*	147,453	0	0%

(17)	Shares being offered consists of shares of common stock issuable upon exercise of a warrant by the selling security holder. Mr. Michael Weisberg is a director of Crestwood Capital Master Fund, Ltd. and exercises dispositive and voting power on its behalf.

The information contained in this prospectus supplement relating to Crestwood Capital Master Fund, Ltd. is based on information provided to us by Crestwood Capital Master Fund, Ltd. and reflects their holdings as of September 20, 2005, prior to their offering of any securities pursuant to this prospectus.

The applicable ownership percentages shown above for Crestwood Capital Master Fund, Ltd. are based on an aggregate of 126,912,085 shares of our common stock issued and outstanding on September 20, 2005.

Investing in our common stock involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 4 of the prospectus, as well as the section entitled “Risk Factors” included in our recent quarterly and annual reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is November 18, 2005.